2.14 ADVANCE NOTICE OF SHAREHOLDER NOMINEES

Nominations of persons for election to the board of directors of the corporation may be made at a meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this Section. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary of the day on which notice of the date of the prior year’s annual meeting was mailed; provided, however, that with respect to the 2009 annual meeting, a shareholder’s notice shall be timely if so delivered or received by the close of business on February 13, 2009.

Such shareholder’s notice shall set forth (a) as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation that are beneficially owned by such person, (iv) any other information relating to such person that would be required by law to be disclosed in solicitations of proxies for election of directors, and (v) such person’s written consent to being named as a nominee and to serving as a director if elected; and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such shareholder, and (ii) the class and number of shares of the corporation that are beneficially owned by such shareholder, and (iii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination. At the request of the board of directors, any person nominated by the board for election as a director shall furnish to the secretary of the corporation that information required to be set forth in the shareholder’s notice of nomination that pertains to the nominee.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section. The chair of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the chair should so determine, he or she shall so declare at the meeting and the defective nomination shall be disregarded.